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                                                                     Exhibit 5.1

                             April 8, 1998

Liberty Group Operating, Inc.
3000 Dundee Road
Suite 203
Northbrook, IL 60062


     Re: LIBERTY GROUP OPERATING, INC.
         REGISTRATION STATEMENT ON FORM S-4

Dear Ladies and Gentlemen:

     We have represented Liberty Group Operating, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") relating to the Company's 9 3/8% New Senior Subordinated Notes due 2008 (the "New Notes") and new subsidiary guarantees (the "New Subsidiary Guarantees") to be issued under an indenture, dated as of January 27, 1998, between the Company, the Subsidiary Guarantors (as defined therein) and State Street Bank and Trust Company, as trustee (the "Indenture").

     In connection with our representation, we have examined such corporate and other records, instruments, certificates and documents as we consider necessary to enable us to express the opinions set forth below.

     Based upon the foregoing, we are of the opinion that:

      1. Each of the Company and the Subsidiary Guarantors is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

      2. The Indenture constitutes a valid and binding obligation of each of the Company and the Subsidiary Guarantors enforceable against each of the Company and the Subsidiary Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      3. The New Notes and the New Subsidiary Guarantees, upon the due execution, authentication, issuance and delivery thereof in accordance with the Indenture,


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           will constitute valid and legally binding obligations of the
           Company and the Subsidiary Guarantors, as the case may be, entitled to the benefits provided by the Indenture, and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4. The summaries of the material United States federal income tax considerations set forth in the Registration Statement under the heading "Certain United States Federal Tax Considerations" are accurate in all material respects as to matters of law and legal conclusions.

     The opinion set forth in paragraph 4 above is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. We note that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.

                                        Very truly yours,

                                        /s/ Mayer, Brown & Platt

                                        MAYER, BROWN & PLATT